UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2022

Servotronics, Inc.

(Exact name of registrant as specified in its charter.)

Commission File Number: 001-07109

Delaware	16-0837866
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1110 Maple Street

Elma, New York 14059-0300

(Address of principal executive offices, including zip code)

(716) 655-5990

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	SVT	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2022 Long-Term Equity Award

On December 19, 2022, the Compensation Committee (the “Committee”) of the Board of Directors of Servotronics, Inc. (the “Company”) awarded 14,546 shares of restricted stock to William Farrell, Jr., Chief Executive Officer of the Company. As previously disclosed, Mr. Farrell’s target long-term equity incentive compensation was set at 40% of his base salary (prorated for the partial year due to his appointment in April 2022). Recognizing the transitional nature of Mr. Farrell’s first partial year of employment with the Company, the Committee considered various performance goals as part of a comprehensive qualitative review of his performance and awarded him long-term equity incentive compensation equal to approximately 170% of target. The restricted stock award was made under the Company’s 2022 Equity Incentive Plan and the restricted stock will vest one-third on the first anniversary of the date of grant and one-third each on April 1, 2024 and 2025.

The foregoing description of the Restricted Stock Award Agreement is qualified in its entirety by reference to the Restricted Stock Award Agreement, a form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

2023 Executive Compensation Program

The Committee is also in the process of developing a well-balanced compensation program for 2023. The executive officer compensation program is expected to contain three primary components: base salary, an annual cash incentive award and long-term equity incentive awards subject to both performance-based vesting (earned over a three-year performance period) and service-based vesting (over a three-year period), as summarized below. The performance metrics for the annual and long-term incentive awards as well as the total compensation opportunity for each executive officer are expected to be established by the Committee in the first quarter of 2023.

Base Salary. The base salaries for the Company’s executive officers will be reviewed annually by the Committee and adjusted from time to time to recognize competitive market data based on the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations.

Annual Cash Incentive Awards. The executive officers will also have an opportunity to earn annual incentive awards, paid in cash, designed to reward annual corporate performance (75%) and individual performance (25%). Each year the Committee will establish a target annual incentive award opportunity for each executive officer following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company. Both the corporate performance metrics and the individual goals will be aligned with the Company’s overall strategic priorities.

The Committee expects to set the target annual cash incentive equal to a percentage of annual base salary. If the target goal for a corporate performance metric is achieved, then the corporate performance metric will be deemed to be earned at 100%. If the threshold or maximum goal for a performance metric is achieved, then the corporate performance metric will be deemed to be earned at 50% or 200%, respectively. Results below threshold result in a zero payout and achievement at levels between threshold and maximum will be determined via linear interpolation.

Long-term Equity Incentive Awards. The executive officers will also have an opportunity to earn long-term equity incentive awards intended to provide incentives for the creation of value and the corresponding growth of the Company’s stock price over time. The Committee will set the target for the three-year LTIP award equal to a percentage of base salary. The Committee believes that the long-term equity incentive awards should provide an appropriate balance between performance incentive and retention awards, accordingly, for each three-year LTIP award, 75% of the target award will be performance-based and 25% of the target award will be service-based. If the target goal for a performance metric is achieved, then the performance metric will be deemed to be earned at 100%. If the threshold or maximum goal for a performance metric is achieved, then the performance metric will be deemed to be earned at 50% or 200%, respectively. Results below threshold result in a zero payout and achievement at levels between threshold and maximum are determined via linear interpolation. The performance-based portion of the LTIP award will vest immediately upon the Committee’s determination that the applicable performance metrics have been achieved at the end of the performance period. The service-based portion of the LTIP award vests one-third per year over three years.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit 10.1	Form of Restricted Stock Award Agreement in connection with the Servotronics, Inc. 2022 Equity Incentive Plan

Exhibit 104	Cover Page Interactive Data File (embedded within Inline XBRL document)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2022

Servotronics, Inc.

	By:	/s/Lisa F. Bencel, Chief Financial Officer
Lisa F. Bencel
Chief Financial Officer